EXHIBIT 99.1

                                  NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

 STAGE STORES, INC. ANTICIPATES SECOND QUARTER EARNINGS TO BE IN THE RANGE OF
                            $0.27 TO $0.30 PER SHARE

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HOUSTON, TX, July 8, 1998 - In response to heightened activity in the Company's common stock, Stage Stores, Inc. (NYSE: SGE) today announced that, based on quarter-to-date sales results and continuing sales trends, the Company expects to report earnings of between $0.27 - $0.30 per share for the second quarter ending August 1, 1998, as compared to $0.25 per share for the second quarter of last year. The current analysts'consensus earnings estimate for the second quarter, according to First Call, is $0.32 per share. The Company's second quarter financial results will be reported on Thursday, August 20, 1998.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "The extremely hot and dry weather that has persisted throughout most our primary market areas for much of the second quarter has negatively impacted the customer traffic in our stores. This has caused both comparable store sales and total sales to be below plan for the quarter-to-date period. There are still over three weeks remaining between now and the end of the quarter which could impact the Company's final results. We continue to manage our inventory levels well and are focusing on our promotional calendar in order to make those adjustments that we think are necessary to increase customer traffic. We believe that what we are experiencing is a temporary weather-related phenomenon and we remain positive on our outlook for the third and fourth quarters."

The Company also announced that it will host a conference call on Thursday, July 9, 1998 at 9:00 AM (Eastern Time). All those wishing to participate should call 703-736-7235.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the central United States. The company operated 616 stores in 25 states at the end of the first quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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